Exhibit 99.3

INTELSAT (BERMUDA), LTD.

LETTER TO REGISTERED HOLDERS

FOR

OFFER FOR ALL OUTSTANDING

$2,805,000,000 11 1/4% SENIOR NOTES DUE FEBRUARY 4, 2017

IN EXCHANGE FOR

REGISTERED

$2,805,000,000 11 1/4% SENIOR NOTES DUE FEBRUARY 4, 2017

AND

$2,149,991,000 11 1/2%/12 1/2% SENIOR PIK ELECTION NOTES DUE FEBRUARY 4, 2017

IN EXCHANGE FOR

REGISTERED

$2,149,991,000 11 1/2%/12 1/2% SENIOR PIK ELECTION NOTES DUE FEBRUARY 4, 2017

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                          , 2009 (THE “EXPIRATION DATE”) UNLESS THE EXCHANGE OFFER IS EXTENDED, IN WHICH CASE THE TERM “EXPIRATION DATE” SHALL MEAN THE LATEST TIME AND DATE TO WHICH THE EXCHANGE OFFER IS EXTENDED. TENDERS OF ORIGINAL NOTES MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

To Registered Holders:

We are enclosing herewith the material listed below relating to the offer (the “Exchange Offer”) by Intelsat (Bermuda), Ltd. (the “Company”) and Intelsat, Ltd. (“Intelsat” or, the “Guarantor”) to exchange up to $2,805,000,000 aggregate principal amount of their 11 1/4% Senior Notes due 2017 (the “2017 Notes”), which have been registered under the Securities Act, for up to $2,805,000,000 aggregate principal amount of their outstanding 11 1/4% Senior Notes due 2017 (the “Original 2017 Notes”), and to exchange up to $2,149,991,000 aggregate principal amount of their 11 1/2%/12 1/2% Senior PIK Election Notes due 2017 (the “2017 PIK Notes” and, together with the 2017 Notes, the “New Notes”), which have been registered under the Securities Act, for up to $2,149,991,000 aggregate principal amount of their outstanding 11 1/2%/12 1/2% Senior PIK Election Notes due 2017 (the “Original 2017 PIK Notes” and, together with the Original 2017 Notes, the “Original Notes”), upon the terms and subject to the conditions set forth in the Prospectus dated                     , 2009 and the related Letter of Transmittal.

Enclosed herewith are copies of the following documents:

1.	Prospectus dated , 2009;

2.	Letter of Transmittal;

3.	Notice of Guaranteed Delivery;

4.	Instruction to Registered Holder from Beneficial Owner;

5.	Letter to Clients, which may be sent to your clients for whose account you hold Original Notes in your name or in the name of your nominee, to accompany the Instruction to Registered Holder from Beneficial Owner form referred to above, for obtaining such client’s instruction with regard to the Exchange Offer; and

6.	Letter to Depository Trust Company Participants for Offer for All Original Notes for the New Notes.

We urge you to contact your clients promptly. Please note that the Exchange Offer will expire at 5:00 p.m., New York City time, on              , 2009, unless extended by the Company.

The Exchange Offer is not conditioned upon any minimum number of Original Notes being tendered.

Pursuant to the Letter of Transmittal, each holder of Original Notes (a “Holder”) will represent to the Company and the Guarantor that (i) the New Notes to be acquired pursuant to the Exchange Offer will be acquired in the ordinary course of business of the person acquiring the New Notes, whether or not such person is the Holder, (ii) neither the Holder nor any person receiving any New Notes directly or indirectly from the Holder pursuant to the Exchange Offer (if not a broker-dealer referred to in the last sentence of this paragraph) is engaging or intends to engage in the distribution of the New Notes and none of them have any arrangement or understanding with any person to participate in the distribution of the New Notes, (iii) the Holder and each person receiving any New Notes directly or indirectly from the Holder pursuant to the Exchange Offer acknowledge and agree that any person participating in the Exchange Offer for the purpose of distributing the New Notes (x) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the New Notes acquired by such person and (y) cannot rely on the position of the staff of the Securities and Exchange Commission (the “Commission”) set forth in the Brown & Wood LLP no-action letter (available February 7, 1997), the Shearman & Sterling no-action letter (available July 2, 1993), the K-III Communications Corporation no-action letter (available May 14, 1993), the Morgan Stanley & Co., Incorporated no-action letter (available June 5, 1991) or the Exxon Capital Holdings Corporation no-action letter (available May 13, 1988) or similar letters, (iv) the Holder and each person receiving any New Notes directly or indirectly from the Holder pursuant to the Exchange Offer understand that a secondary resale transaction described in clause (iii) above should be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K of the Commission and (v) neither the Holder nor any person receiving any New Notes directly or indirectly from the Holder pursuant to the Exchange Offer is an “affiliate” of the Company, as defined under Rule 405 under the Securities Act or, if an affiliate, such person will comply with the registration and prospectus delivery requirements of the Securities Act and will provide information to be included in a shelf registration statement in order to have its New Notes included in such shelf registration statement. If the Holder is a broker-dealer that will receive New Notes for its own account in exchange for Original Notes that were acquired as a result of market making activities or other trading activities, it acknowledges that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes received in respect of such Original Notes pursuant to the Exchange Offer; however, by so acknowledging and by delivering a prospectus, the Holder will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

The enclosed Instruction to Registered Holder from Beneficial Owner contains an authorization by the beneficial owner of Original Notes held by you to make the foregoing representations and warranties on behalf of such beneficial owner.

The Company will not pay any fee or commission to any broker or dealer or to any other persons (other than the exchange agent for the Exchange Offer) in connection with the solicitation of tenders of Original Notes pursuant to the Exchange Offer. The Company will pay or cause to be paid all transfer taxes, if any, applicable to the transfer and exchange of Original Notes pursuant to the Exchange Offer, except as otherwise provided in Instruction 7 of the enclosed Letter of Transmittal.

Any inquiries you may have relating to the Exchange Offer and additional copies of the enclosed materials may be obtained from the Exchange Agent at:

By Registered or Certified Mail	By Overnight Courier or Regular Mail	By Hand Delivery
Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9303-121 P.O. Box 1517 Minneapolis, MN 55480-1517	Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9303-121 6 th & Marquette Avenue Minneapolis, MN 55479	Wells Fargo Bank, N.A. Corporate Trust Services 608 2nd Avenue South Northstar East Building—12th Floor Minneapolis, MN 55402

Or by Facsimile Transmission: (612) 667-6282

Or by Telephone: (800) 344-5128 Option O

Or by Email: bondholdercommunications@wellsfargo.com

Very truly yours,

INTELSAT (BERMUDA), LTD.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF EITHER OF THEM IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED HEREIN.

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